Exhibit 99.1

IAC REPORTS Q3 RESULTS

NEW YORK— October 27, 2010—IAC (Nasdaq: IACI) released third quarter 2010 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q3 2010	Q3 2009	Growth
Revenue	$421.7	$336.6	25%

Operating Income Before Amortization	55.6	38.9	43%
Adjusted Net Income	34.8	46.3	-25%
Adjusted EPS	0.32	0.34	-5%

Operating Income	35.9	7.1	405%
Net Income	17.5	21.7	-19%
GAAP Diluted EPS	0.16	0.16	3%

See reconciliation of GAAP to non-GAAP measures beginning on page 9.

Information Regarding the Results:

•            Q3 revenue increased 25% reflecting double-digit growth across all segments.  Operating Income Before Amortization grew by 43% due to strong profit growth at Match and reduced losses at Media & Other.

•            Free Cash Flow for the first nine months was $175.0 million, up 49% over the prior year period, while cash flow from operating activities attributable to continuing operations was $205.6 million, up 40% over the prior year period.

•            IAC repurchased 5.0 million shares of common stock between July 24, 2010 and October 22, 2010 at an average price of $25.10 per share or $125.2 million in aggregate.

•            Net income and Adjusted Net Income declined because the prior year period included gains totaling $35.0 million and $21.6 million, respectively, from the sale of certain equity interests, which positively impacted GAAP EPS and Adjusted EPS by $0.26 and $0.16, respectively.

Principal Areas of Focus:

•            Search: Mindspark launched 16 proprietary toolbars and increased active toolbars 55% year-over-year to 97 million; The DailyBurn app hit #1 in the Health and Fitness app category; Ask.com launched its Q&A community enabling searchers to obtain previously unpublished answers from other community members.

•            Local: CityGrid Media launched a private label reseller program with User-Friendly Media; ServiceMagic grew its service provider network 28% year-over-year to over 80,000 professionals.

•            Personals: Worldwide subscribers reached 1.8 million driven by a 16% increase in organic subscribers.

•            Media: Electus launched Ready Set Dance on Yahoo!, which generated over 12 million views to date, and announced an interactive competition on Facebook® to honor inspirational students and teachers in conjunction with SUBWAY®; CollegeHumor.com debuted its three new fall series, “Full Benefits,” “Hello My Name Is,” and “Very Mary-Kate;” The Daily Beast announced the 2nd annual Women in the World Summit, which will be held in New York City from March 10 — 12, 2011.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q3 2010	Q3 2009	Growth
	$ in millions
Revenue
Search	$205.1	$170.2	20%
Match	106.2	81.0	31%
ServiceMagic	48.4	43.9	10%
Media & Other	62.7	43.5	44%
Intercompany Elimination	(0.7)	(2.0)	64%
	$421.7	$336.6	25%
Operating Income Before Amortization
Search	$29.3	$26.6	10%
Match	39.4	26.8	47%
ServiceMagic	6.7	9.9	-33%
Media & Other	(3.6)	(7.7)	53%
Corporate	(16.1)	(16.7)	4%
	$55.6	$38.9	43%
Operating Income (Loss)
Search	$28.9	$20.2	43%
Match	38.1	23.9	60%
ServiceMagic	6.2	4.3	44%
Media & Other	(4.6)	(8.3)	45%
Corporate	(32.7)	(32.9)	1%
	$35.9	$7.1	405%

Search

Search includes toolbars and other destination websites, including Ask.com, Dictionary.com and DailyBurn.com, through which we primarily provide search services; and CityGrid Media, an online media company that aggregates and integrates local ads and content and distributes them to publishers across web and mobile platforms.

Search revenue reflects growth in queries from distributed and proprietary toolbars and destination websites.  The increase in queries from distributed toolbars is attributable to new partners and growth from existing partners. The increase from proprietary toolbars and destination websites was driven by increased traffic acquisition efforts and enhancements within our proprietary toolbar business.  Search revenue was negatively impacted by a decline in revenue per query, as distributed toolbar queries generally monetize at lower rates.  CityGrid Media revenue increased primarily due to the contribution from new resellers and growth from existing resellers.

Search profits were favorably impacted by higher revenue, partially offset by higher traffic acquisition costs.  Operating income in 2010 reflects a decrease of $5.9 million in amortization of intangibles.

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Match

The strong revenue growth was fueled primarily by organic growth at Match.com U.S. and People Media, as well as by the acquisition of Singlesnet and our venture with Meetic in Latin America, neither of which were in the prior year period.  Revenue and subscribers grew by 15% and 16%, respectively, excluding the effect of the Singlesnet and Latin America transactions and the write-off in 2009 of $3.6 million of deferred revenue associated with the People Media acquisition.  Profits grew faster than revenue due primarily to the effect of the deferred revenue write-off in 2009 and lower operating expenses as a percentage of revenue.  Operating income in 2010 reflects a decrease of $1.7 million in amortization of intangibles.

ServiceMagic

ServiceMagic revenue benefited from a 3% and 10% increase in domestic service requests and accepted service requests, respectively, and growth at ServiceMagic International, partially offset by lower average lead acceptance fees.  The increase in domestic service requests was driven primarily by increased online marketing efforts.  The increase in domestic accepted service requests was due, in part, to a 28% increase in service providers.  The decline in Operating Income Before Amortization reflects increased marketing and compensation related expenses and losses related to ServiceMagic International.  Operating income comparison is affected by the $5.0 million of amortization of non-cash marketing in the prior year period.

Media & Other

Media & Other includes Electus, The Daily Beast, InstantAction, CollegeHumor, Notional, Vimeo, Pronto, Evite, Gifts.com, Proust.com and Shoebuy.com.  Revenue growth reflects the contribution from Notional and Electus, which had no revenue in the prior year period, and increased contributions from Pronto, Gifts.com and CollegeHumor.  Losses improved due primarily to increased revenue.

Corporate

Corporate expenses in the current year period reflect lower professional fees and depreciation.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

Other income (expense) in Q3 2010 includes a $3.4 million reduction in losses from unconsolidated affiliates primarily driven by our investment in Meetic.

Other income (expense) in Q3 2009 includes pre-tax gains of $51.7 million related to the sale of certain equity securities and Match Europe.

The effective tax rates for continuing operations and Adjusted Net Income in Q3 2010 were 41% and 37%, respectively.  The effective tax rate for continuing operations was higher than the statutory rate of 35% due principally to state taxes and interest on tax reserves, partially offset by the reversal of a valuation allowance on the deferred tax asset related to an unconsolidated affiliate and foreign income taxed at lower rates.  The effective tax rate for Adjusted Net Income was higher than the statutory rate of 35% due principally to state taxes, partially offset by the reversal of a valuation allowance on the deferred tax asset related to an unconsolidated affiliate.  The effective tax rates for continuing operations and Adjusted Net Income in Q3 2009 were 59% and 39%, respectively. The effective tax rate for continuing operations was higher than the statutory rate of 35% due principally to a change in the estimated annual effective tax rate, interest on tax reserves and state taxes, partially offset by a non-taxable gain associated with the sale of Match Europe and net adjustments related to the reconciliation of tax returns to provision accruals. The effective tax rate for Adjusted Net Income was higher than the statutory rate of 35% due principally to state taxes, partially offset by net adjustments related to the reconciliation of tax returns to provision accruals.

LIQUIDITY AND CAPITAL RESOURCES

During Q3, IAC repurchased 6.0 million common shares at an average price of $24.59 per share.  As of September 30, 2010, IAC had 100.4 million common and class B common shares outstanding.  IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook.

As of September 30, 2010, IAC had approximately $1.4 billion in cash and marketable securities, and $95.8 million in long-term debt.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OPERATING METRICS

	Q3 2010	Q3 2009	Growth

SEARCH
Revenue by traffic source (a)

Proprietary	70%	74%
Network	30%	26%

MATCH
Paid Subscribers (000s)	1,818	1,403	30%

SERVICEMAGIC
Service Requests (000s) (b)	1,506	1,469	3%
Accepts (000s) (c)	2,043	1,851	10%

(a)   Proprietary includes proprietary toolbars, Ask.com and Dictionary.com. Network includes distributed toolbars, search and sponsored listings.

(b)   Fully completed and submitted domestic customer requests for service on ServiceMagic.

(c)    The number of times “Service Requests” are accepted by domestic Service Providers. A “Service Request” can be transmitted to and accepted by more than one Service Provider.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below lists these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	10/22/10	Dilution at:

Share Price			$26.10	$30.00	$35.00	$40.00	$45.00

Absolute Shares as of 10/22/10	100.4		100.4	100.4	100.4	100.4	100.4

RSUs and Other	4.9		4.9	4.7	4.5	4.3	4.2
Options	13.5	$21.32	3.2	4.2	5.4	6.3	7.1
Warrants	18.3	$28.08	0.0	1.4	3.6	5.5	6.9

Total Treasury Method Dilution			8.1	10.4	13.5	16.1	18.1
% Dilution			7.5%	9.4%	11.8%	13.8%	15.3%
Total Treasury Method Diluted Shares Outstanding			108.5	110.7	113.9	116.5	118.5

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q3 financial results on Wednesday, October 27, 2010, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue	$421,652	$336,577	$1,210,436	$1,008,632
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	148,558	106,029	422,704	323,462
Selling and marketing expense	123,347	107,603	379,153	360,121
General and administrative expense	78,327	72,314	236,387	218,802
Product development expense	17,812	12,972	47,974	45,092
Depreciation	15,364	15,289	50,608	48,380
Amortization of intangibles	2,310	10,250	10,423	26,311
Amortization of non-cash marketing	—	4,999	—	7,504
Goodwill impairment	—	—	—	1,056
Total costs and expenses	385,718	329,456	1,147,249	1,030,728

Operating income (loss)	35,934	7,121	63,187	(22,096)

Other income (expense):
Interest income	1,550	2,374	4,851	8,546
Interest expense	(1,321)	(1,345)	(3,967)	(4,070)
Equity in losses of unconsolidated affiliates	(547)	(3,961)	(27,162)	(7,973)
Other income, net	586	53,892	5,259	115,849
Total other income (expense), net	268	50,960	(21,019)	112,352

Earnings from continuing operations before income taxes	36,202	58,081	42,168	90,256
Income tax provision	(14,820)	(34,269)	(23,785)	(53,733)
Earnings from continuing operations	21,382	23,812	18,383	36,523
Loss from discontinued operations, net of tax	(3,737)	(2,514)	(7,227)	(3,472)
Net earnings	17,645	21,298	11,156	33,051
Net (earnings) loss attributable to noncontrolling interests	(136)	384	1,239	1,058
Net earnings attributable to IAC shareholders	$17,509	$21,682	$12,395	$34,109

Per share information attributable to IAC shareholders:
Basic earnings per share from continuing operations	$0.21	$0.18	$0.18	$0.26
Diluted earnings per share from continuing operations	$0.20	$0.18	$0.17	$0.26

Basic earnings per share	$0.17	$0.16	$0.11	$0.24
Diluted earnings per share	$0.16	$0.16	$0.11	$0.24

Non-cash compensation expense by function:
Cost of revenue	$1,113	$819	$3,065	$2,148
Selling and marketing expense	889	733	2,843	2,270
General and administrative expense	13,903	13,694	50,782	40,882
Product development expense	1,427	1,269	4,295	3,387
Total non-cash compensation expense	$17,332	$16,515	$60,985	$48,687

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$902,214	$1,245,997
Marketable securities	471,215	487,591
Accounts receivable, net	113,251	101,834
Other current assets	144,898	164,627
Total current assets	1,631,578	2,000,049

Property and equipment, net	282,143	297,412
Goodwill	1,047,139	999,355
Intangible assets, net	262,221	261,172
Long-term investments	209,890	272,930
Other non-current assets	179,227	184,971
TOTAL ASSETS	$3,612,198	$4,015,889

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, trade	$43,292	$39,173
Deferred revenue	72,694	57,822
Accrued expenses and other current liabilities	202,051	193,282
Total current liabilities	318,037	290,277

Long-term debt	95,844	95,844
Income taxes payable	467,130	450,129
Other long-term liabilities	19,302	23,633

Redeemable noncontrolling interests	60,192	28,180

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	225	223
Class B convertible common stock	16	16
Additional paid-in capital	11,381,922	11,322,993
Accumulated deficit	(738,982)	(751,377)
Accumulated other comprehensive income	7,929	24,503
Treasury stock	(7,999,417)	(7,468,532)
Total shareholders’ equity	2,651,693	3,127,826
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,612,198	$4,015,889

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited; $ in thousands)

	Nine Months Ended September 30,
	2010	2009

Cash flows from operating activities attributable to continuing operations:
Net earnings	$11,156	$33,051
Less: loss from discontinued operations, net of tax	7,227	3,472
Earnings from continuing operations	18,383	36,523
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation	50,608	48,380
Amortization of intangibles	10,423	26,311
Amortization of non-cash marketing	—	7,504
Goodwill impairment	—	1,056
Impairment of long-term investment	—	4,785
Non-cash compensation expense	60,985	48,687
Deferred income taxes	6,987	83,278
Equity in losses of unconsolidated affiliates	27,162	7,973
Gain on sale of Match Europe	—	(132,244)
Gain on sales of investments	(3,989)	(25,570)
Decrease in the fair value of the derivative asset related to Arcandor AG stock	—	38,204
Changes in current assets and liabilities:
Accounts receivable	(15,809)	(2,045)
Other current assets	1,451	(2,614)
Accounts payable and other current liabilities	8,007	(1,077)
Income taxes payable	17,678	(13,820)
Deferred revenue	15,628	9,677
Other, net	8,048	11,300
Net cash provided by operating activities attributable to continuing operations	205,562	146,308
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(17,334)	(85,534)
Capital expenditures	(34,042)	(28,854)
Proceeds from sales and maturities of marketable debt securities	607,127	150,257
Purchases of marketable debt securities	(600,993)	(367,573)
Proceeds from sales of investments	5,325	58,123
Purchases of long-term investments	(1,630)	(2,982)
Dividend received from Meetic, an equity method investee	11,355	—
Receivable created in the sale of Match Europe	—	(6,829)
Other, net	(127)	(7,873)
Net cash used in investing activities attributable to continuing operations	(30,319)	(291,265)
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(537,824)	(336,537)
Issuance of common stock, net of withholding taxes	13,263	150,032
Excess tax benefits from stock-based awards	6,551	368
Settlement of vested stock-based awards denominated in a subsidiary’s equity	—	(14,000)
Other, net	46	1,111
Net cash used in financing activities attributable to continuing operations	(517,964)	(199,026)
Total cash used in continuing operations	(342,721)	(343,983)
Net cash used in operating activities attributable to discontinued operations	(396)	(930)
Effect of exchange rate changes on cash and cash equivalents	(666)	5,689
Net decrease in cash and cash equivalents	(343,783)	(339,224)
Cash and cash equivalents at beginning of period	1,245,997	1,744,994
Cash and cash equivalents at end of period	$902,214	$1,405,770

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Nine Months Ended September 30,
	2010	2009
Net cash provided by operating activities attributable to continuing operations	$205.6	$146.3
Capital expenditures	(34.0)	(28.9)
Tax payments related to the dividend received from Meetic, an equity method investee	3.5	—
Free Cash Flow	$175.0	$117.5

For the nine months ended September 30, 2010, consolidated Free Cash Flow increased by $57.6 million from the prior year period due principally to an increase in Operating Income Before Amortization, partially offset by the payment of discretionary cash bonuses for 2009 in Q1 2010 while cash bonuses for 2008 were paid in Q4 2008, lower net income tax refunds and higher capital expenditures.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Diluted earnings per share	$0.16	$0.16	$0.11	$0.24
GAAP diluted weighted average shares outstanding	106,228	134,867	112,868	144,263
Net earnings attributable to IAC shareholders	$17,509	$21,682	$12,395	$34,109
Non-cash compensation expense	17,332	16,515	60,985	48,687
Amortization of intangibles	2,310	10,250	10,423	26,311
Amortization of non-cash marketing	—	4,999	—	7,504
Goodwill impairment	—	—	—	1,056
Arcandor impairment	—	558	—	4,442
Gain on sale of Match Europe	—	(15,437)	—	(132,244)
Decrease in the fair value of derivatives related to Arcandor AG stock and the Expedia spin-off	—	—	43	38,204
Gain on sale of VUE interests and related effects	1,760	1,775	5,243	4,921
Discontinued operations, net of tax	3,737	2,514	7,227	3,472
Impact of income taxes and noncontrolling interests	(7,853)	3,408	(34,279)	10,063
Adjusted Net Income	$34,795	$46,264	$62,037	$46,525

Adjusted EPS weighted average shares outstanding	108,326	136,539	114,978	146,421

Adjusted EPS	$0.32	$0.34	$0.54	$0.32

GAAP Basic weighted average shares outstanding	103,152	132,764	109,580	142,289
Options, warrants and RSUs, treasury method	3,076	2,103	3,288	1,974
GAAP Diluted weighted average shares outstanding	106,228	134,867	112,868	144,263
Options, warrants and RSUs, treasury method not included in diluted shares above	—	—	—	—
Impact of RSUs	2,098	1,672	2,110	2,158
Adjusted EPS shares outstanding	108,326	136,539	114,978	146,421

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended September 30, 2010
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$29.3	$(0.1)	$(0.3)	$28.9
Match	39.4	—	(1.2)	38.1
ServiceMagic	6.7	—	(0.5)	6.2
Media & Other	(3.6)	(0.7)	(0.3)	(4.6)
Corporate	(16.1)	(16.6)	—	(32.7)
Total	$55.6	$(17.3)	$(2.3)	35.9
Other income, net				0.3
Earnings from continuing operations before income taxes				36.2
Income tax provision				(14.8)
Earnings from continuing operations				21.4
Loss from discontinued operations, net of tax				(3.7)
Net earnings				17.6
Net earnings attributable to noncontrolling interests				(0.1)
Net earnings attributable to IAC shareholders				$17.5

Supplemental: Depreciation
Search	$8.2
Match	2.6
ServiceMagic	1.0
Media & Other	1.3
Corporate	2.2
Total depreciation	$15.4

	For the nine months ended September 30, 2010
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$92.9	$(0.3)	$(1.0)	$91.5
Match	83.3	0.2	(6.1)	77.3
ServiceMagic	15.7	—	(1.3)	14.3
Media & Other	(13.7)	(2.0)	(2.0)	(17.7)
Corporate	(43.5)	(58.8)	—	(102.3)
Total	$134.6	$(61.0)	$(10.4)	63.2
Other expense, net				(21.0)
Earnings from continuing operations before income taxes				42.2
Income tax provision				(23.8)
Earnings from continuing operations				18.4
Loss from discontinued operations, net of tax				(7.2)
Net earnings				11.2
Net loss attributable to noncontrolling interests				1.2
Net earnings attributable to IAC shareholders				$12.4

Supplemental: Depreciation
Search	$27.3
Match	8.5
ServiceMagic	3.0
Media & Other	5.3
Corporate	6.6
Total depreciation	$50.6

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended September 30, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Amortization of non-cash marketing	Operating income (loss)
Search	$26.6	$(0.1)	$(6.3)	$—	$20.2
Match	26.8	—	(2.9)	—	23.9
ServiceMagic	9.9	—	(0.6)	(5.0)	4.3
Media & Other	(7.7)	(0.1)	(0.5)	—	(8.3)
Corporate	(16.7)	(16.2)	—	—	(32.9)
Total	$38.9	$(16.5)	$(10.2)	$(5.0)	7.1
Other income, net					51.0
Earnings from continuing operations before income taxes					58.1
Income tax provision					(34.3)
Earnings from continuing operations					23.8
Loss from discontinued operations, net of tax					(2.5)
Net earnings					21.3
Net loss attributable to noncontrolling interests					0.4
Net earnings attributable to IAC shareholders					$21.7

Supplemental: Depreciation
Search	$7.8
Match	2.5
ServiceMagic	0.9
Media & Other	1.3
Corporate	2.8
Total depreciation	$15.3

	For the nine months ended September 30, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Amortization of non-cash marketing	Goodwill Impairment	Operating income (loss)
Search	$52.7	$(0.4)	$(19.3)	$(2.5)	$—	$30.5
Match	65.3	(0.1)	(3.1)	—	—	62.0
ServiceMagic	19.5	(0.1)	(2.3)	(5.0)	—	12.0
Media & Other	(28.1)	(0.5)	(1.6)	—	(1.1)	(31.3)
Corporate	(47.8)	(47.4)	—	—	—	(95.3)
Total	$61.5	$(48.7)	$(26.3)	$(7.5)	$(1.1)	(22.1)
Other income, net						112.4
Earnings from continuing operations before income taxes						90.3
Income tax provision						(53.7)
Earnings from continuing operations						36.5
Loss from discontinued operations, net of tax						(3.5)
Net earnings						33.1
Net loss attributable to noncontrolling interests						1.1
Net earnings attributable to IAC shareholders						$34.1

Supplemental: Depreciation
Search	$24.6
Match	7.3
ServiceMagic	2.5
Media & Other	5.6
Corporate	8.4
Total depreciation	$48.4

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and noncontrolling interest, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, (6) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE and related effects, (7) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (8) income or expense reflecting changes in the fair value of the derivative asset associated with the HSE sale, (9) impairment of our investment in Arcandor, (10) non-cash gain on the sale of Match Europe, (11) one-time items, and (12) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants in accordance with the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sale of IAC’s interests in VUE, PRC, HSE, Jupiter Shop Channel and EPI, an internal restructuring and dividends that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash

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balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, restricted stock units and restricted stock. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for stock options and restricted stock units, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon the exercise of certain stock options and vesting of restricted stock units and restricted stock, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising credits secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising was available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which were used prior to December 31, 2009.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as technology and supplier agreements, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off was excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which related to the Ask Convertible Notes and certain IAC warrants, were expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Non-cash income or expense reflecting changes in the fair value of the derivative asset related to the Arcandor AG stock was excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative were non-operational in nature.

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Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

Contact Us

IAC Investor Relations

Nick Stoumpas / Lisa Jaffa

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7470 / 7326

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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